Exhibit 99.1

RELEASE AND SETTLEMENT AGREEMENT

This Release and Settlement Agreement (the “Agreement”) is made effective on the 10th day of September, 2021, by and between DEEP GREEN WASTE AND RECYCLING, INC., a Wyoming corporation with an address of 13110 NE 177th Place, #293, Woodinville, WA 98072 (“Deep Green”); and Gordon Boorse, an Oregon individual with an address of 2415 Bellevue Terrace, West Linn, OR 97068 (“Boorse” ).

WITNESSETH:

WHEREAS, Deep Green has articulated and delivered a claim to Boorse with respect to its purchase by Deep Green of Compaction and Recycling Equipment, Inc. (“CARE”), and Columbia Financial Services, Inc. (“CFSI’’) from Boorse as expressed to Boorse in its letter of July 25, 2018, to Boorse; and

WHEREAS, Boorse is the holder of promissory notes from Deep Green as part of the purchase by Deep Green of CARE and CFSI from Boorse, in the amounts of $315,810 for CARE and $179,190 for CFSI, both dated October 20, 2017 (the ‘‘Notes”); and

WHEREAS, the parties desire to resolve all dispu tes, have reached an agreement regarding such resolution, and desire to reduce that agreement to writing.

NOW THEREFORE, for and in consideration of the premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Settlement.

	a.	On or before September 13, 2021, but only after receiving the executed copy of this Agreement from Boorse, Deep Green shall abandon all claims against Boorse with respect to its purchase of CARE and CFSI and all other claims known or unknown.
	b.	Concurrent with the Boorse execution of this Agreement Boorse will provide a written notice to Deep Green of cancellation of the Notes effective the same day.

2.	Releases. As long as each party (the “Released Party”) herein complies with all of the terms, conditions and obligations contained in this Agreement, each other party, and said other party’ s past, present and future agents, attorneys, affiliates, associates, owners, officers, members, emplo yees, heirs, successors and assigns (the “ Releasing Parties”), do hereby now and forever discharge, release and rernise the Released Party, its past, present and future agents, attorneys, affiliates, associates, owners, officers, managers, employees, heirs, successors and assigns of and from any and all causes of actions, demands, claims, debts, accounts, liabilities, costs, expenses, contracts, promises and damages whatever which may now exist or have existed as a result of the relationship between the parties.

3.	Covenant of Non-disparagement. Each party agrees not, directly or indirectly, to disparage or make, publish or broadcast negative statements of any type regarding the other, their past, present and future agents, attorneys, affiliates, associates, owners, officers, members, managers, employees, heirs, successors and assigns unless required by a court of law.

4.	Covenant Against Further Actions or Proceedings. Except and only to the extent necessary to enforce a right, duty or obligation created by this Agreement, each party hereto covenants and agrees that it will not, either alone or in concert with others, or by virtue of any judicial, administrative, or other proceedings of any kind whatsoever, make or cause to be made, acquiesce in or assist in the bringing of any action for damages or other compensation or relief of any kind, character, or description, accruing or hereafter to accrue, whether by assignment or otherwise, for, because or account of, or in any manner connected with, arising from or growing out of the parties’ relationship or otherwise.

5.	No Admission of Liability. Each party hereto fully accepts, understands, and acknowledges that the others deny any and all responsibility or liability for the claims being released, and that nothing in this Agreement shall constitute or be deemed an admission of any fault, obligation, responsibility, or liability in connection with any such claims.

6.	Representations and Warranties. Each party further represents and warrants to the other that (a) said party has the full legal and mental capacity to make and execute this Release and Settlement Agreement; (b) the undersigned is not laboring under any disability in the execution hereof; (c) the undersigned is authorized to so execute this Agreement; and (d) this Agreement shall be fully binding upon said executing party. Each part acknowledges that it has read this Agreement, fully knows, understands, and appreciates its contents, and has executed the same with the intent to make the releases provided for herein voluntarily and of said party’s own free will.

7.	Miscellaneous. This Agreement and its enforcement and interpretation shall be governed by Washington law or Oregon law subject to the filing party.

8.	This Agreement shall be binding upon and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

9.	The failure of a part to enforce at any time, or for any period of time, any one or more of the terms or conditions of this Agreement shall not be a waiver of such terms or conditions or of any of the parties’ right thereafter to enforce each and every term and condition of this Agreement.

10.	This Agreement constitutes the entire settlement agreement among the parties and supersedes all prior or contemporaneous oral or written agreements or understandings between or among the parties with respect to the subject matter hereof. Each party hereby expressly acknowledges that it has read this Agreement, and that said party enters into this Agreement without reliance upon any representations, statements, or understandings other than those expressly contained herein.

IN WITNESS WHEREOF, each of the undersigned has hereunto set its/his hand and seal, on the date hereinafter indicated.

DEEP GREEN WASTE & RECYCLING, INC.

By:	/s/ Lloyd T Spencer	Date:	9/16/2021
Lloyd Spencer, President

GORDON BOORSE

	/s/ Gordon Boorse	Date:	9/13/2021